Exhibit 10.63
Termination of Reduction in Named Executive Officer Salaries
On February 12, 2009, Applied Materials, Inc. (“Applied”) announced a twenty percent (20%) reduction in the annual base salaries of each of its named executive officers (“NEOs”), effective February 9, 2009.
On September 15, 2009, the Human Resources and Compensation Committee of Applied’s Board of Directors approved the termination of the 20% reduction in the annual base salaries of each of Applied’s NEOs, effective November 2, 2009. This termination is part of a broader program to restore employees to their regular base pay.